UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

nCino, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMENDMENT TO THE PROXY STATEMENT DATED MAY 10, 2024

FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2024

On May 10, 2024, nCino, Inc. filed a definitive proxy statement (the “Proxy Statement”) for its 2024 Annual Meeting of Stockholders to be held on June 20, 2024 (the “Annual Meeting”) with the Securities and Exchange Commission.

This amendment (this “Amendment”) amends, supplements and replaces the disclosure under the headings “Questions and Answers – What is a broker non-vote?” beginning on page 3 of the Proxy Statement, “Questions and Answers – Proposal Four: Amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes” on page 5 of the Proxy Statement, and “Questions and Answers – How will my shares be voted if I return a blank proxy card or a blank voting instruction card?” beginning on page 5 of the Proxy Statement. The updates set forth below are intended to (i) clarify the vote required to approve Proposal 4 and (ii) clarify that broker non-votes will have the same effect as a vote against Proposal 4.

This Amendment should be read in conjunction with the Proxy Statement. Except as described in this Amendment, none of the proposals or information presented in the Proxy Statement is affected by this Amendment. From and after the date of this Amendment, any references to the Proxy Statement are to the Proxy Statement as amended hereby.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (Proposal Two). The election of the Class I directors (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three), the vote to approve an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes (Proposal Four), and the stockholder proposal regarding board declassification (Proposal Five) are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises his/her/its discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Three, Proposal Four, Proposal Five, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results with respect to Proposals One, Two, Three, and Five. Broker non-votes will have the same effect as a vote against Proposal Four.

Proposal Four: Amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes.

The affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required for the approval of Proposal Four.

An abstention on Proposal Four will have the same effect as a vote against Proposal Four. A broker non-vote on Proposal Four will also have the same effect as a vote against Proposal Four.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of the three Class I nominees for director named in the Proxy Statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;

•	“FOR” the advisory vote to approve the compensation paid to our named executive officers; and

•	“FOR” the amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes.

•	“AGAINST” the stockholder proposal regarding the declassification of the board.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

may be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (Proposal Two); and

•

may not be voted in connection with the election of the Class I directors named in the Proxy Statement (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three), the amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes (Proposal Four), the stockholder proposal regarding the declassification of the board (Proposal Five), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results with respect to Proposals One, Two, Three, and Five. However, a broker non-vote will have the same effect as a vote against Proposal Four.

Our board of directors knows of no matter to be presented at the Annual Meeting other than Proposals One through Five. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke or your prior vote, please refer to the disclosure in the Proxy Statement under “Questions and Answers – Can I change my vote or revoke my proxy?” on how to do so.